Exhibit 99.1

PacificNet Appoints Joseph Levinson as New Chief Financial Officer

Tuesday September 5, 4:30 pm ET

BEIJING, Sept. 5 /Xinhua-PRNewswire/ -- PacificNet Inc. (Nasdaq: PACT - News), a leading provider of Customer Relationship Management (CRM), e-commerce telemarketing services, Chinese gaming technology, and Value-Added Services (VAS) in China, announced today the appointment of Joseph Levinson as Chief Financial Officer.

"We are very pleased to have someone of Joe's caliber joining us," said Tony Tong, Chairman and CEO of PacificNet. "Joe's extensive experience working in China and Hong Kong, his experience as a manager in a Big-4 accounting firm, his US-China language skills and business experience, his ability to communicate across borders, and most of all, his fierce energy and determination, are exactly what we were seeking."

Victor Tong, the President and interim CFO of PacificNet stated, "After an exhaustive search for a new CFO, I am very happy with our choice and I am pleased to be passing the baton to Joe today. He is an exceptional candidate and fits with our company culture very well. "

"We were particularly impressed with Joe's deep business knowledge of China and his experience on the ground in China getting things done. Being a great CFO is largely about execution; and Joe has a proven record of execution. Additionally, he's proficient in Mandarin Chinese so he can freely communicate with everybody, internally and externally."

Mr. Levinson first came to China 10 years ago to take an executive position at Hong Kong-listed China Strategic Holdings ("CSH", HKSE:0235.HK), one of the earliest foreign venture capital firms involved in China. His responsibilities at CSH included its subsidiary China Tire (formerly listed as NYSE: TIR), one of the first mainland Chinese companies to list on the New York Stock Exchange, as well as other overseas listed companies. After CSH, Mr. Levinson worked at KPMG and later Deloitte and Touche. At age 24, Mr. Levinson became the youngest manager in Deloitte's New York office. After gaining experience as a manager in New York at the Big-4, Levinson left to devote himself to opportunities in China. In the last 5 years, Mr. Levinson has held senior positions in Chinese companies, including CFO of a China-based media company, a consultant for various Chinese companies seeking to list overseas, and most recently, as the CFO of an OTCBB-listed Chinese pharmaceutical company. Mr. Levinson has been a CPA since 1996. He completed his bachelors degree in 1994 in 2.5 years, graduating summa cum laude, and scored in the top 1% of the November 1994 CPA exam.

Joseph Levinson, commented, "I am excited to be joining PacificNet at this point in time. After three months of close analysis of the company and personal visits to PacificNet's key operation centers in Beijing, Guangzhou, Shenzhen, and several subsidiaries including iMobile, GZ3G, and ChinaGoHi, I made the decision to be part of the senior management team of this exciting and growing company as I am extremely confident that the Company's best is yet to come. I want to be here and help make it happen."

Mr. Levinson continued, "PacificNet has very valuable assets and franchises. It will be my job to make sure we are utilizing them for the full benefit of our shareholders, as well as ensuring the Company is on time with its financial reports and fully compliant with regulations such as the Sarbanes-Oxley Act (SOX)."

Tony Tong concluded, "We have made a concerted effort during the past months to expand our accounting staff and improve our procedures to assure on time earnings reporting and complete transparency as a public company, now as and as we grow. We consider bringing Mr. Levinson on board to be the crowning jewel in this effort. These are all areas in which Mr. Levinson has demonstrated success in the past and where he can contribute to PacificNet's growth and success in the future. Additionally, he brings a level of experience with financial markets which we expect will enhance our ability not just to achieve improved performance but to communicate that improved performance to current and potential investors, institutions, analysts, brokers and market makers."

Mr. Levinson replaces ShaoJian (Sean) Wang, as CFO at PacificNet. Mr. Wang left the Company in May to accept a position as President and COO of Hurray! Holding Co., Ltd., a NASDAQ-listed Chinese VAS company.

About PacificNet

PacificNet Inc. (http://www.PacificNet.com), through its subsidiaries, invests in and operates companies that provide outsourcing, ecommerce, and Value-Added Services (VAS) in China, such as call centers, telemarketing, Direct Response Television (DRTV) marketing, CRM, Interactive Voice Response (IVR), mobile applications, and communications product distribution services. PacificNet's clients include the leading telecom, banks, insurance, travel, marketing, and business services companies, and telecom consumers, in Greater China. PacificNet's corporate clients include China Telecom, China Mobile, Unicom, PCCW, Hutchison Telecom, Bell24, SONY, TCL, Huawei, American Express, Citibank, HSBC, Bank of China, Bank of East Asia, DBS, TNT, and Hong Kong Government. PacificNet employs over 2,300 staff in its various subsidiaries throughout China with offices in Hong Kong, Beijing, Shenzhen, Guangzhou, Macau, and branch offices in 26 provinces in China, and is headquartered in Beijing and Hong Kong.

Safe Harbor Statement

This Company's announcement contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. Potential risks and uncertainties include, but are not limited to, PacificNet's historical and possible future losses, limited operating history, uncertain regulatory landscape in China, fluctuations in quarterly operating results. Further information regarding these and other risks is included in PacificNet's Form 10K and other filings with the SEC.

Contact:
PacificNet USA office: Jacob Lakhany, Tel: +1-605-229-6678
PacificNet Beijing office: Ada Yu, Tel: +86 (10) 59225000
investor@pacificnet.com